Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Institutional Investors

Purchase $20 Million of Preferred Stock and Warrants

SEATTLE, March 31, 2010 — Cell Therapeutics, Inc. (Nasdaq and MTA:CTIC) (the “Company”) today announced that it has entered into an agreement to sell $20 million of shares of its Series 4 Preferred Stock and warrants to purchase shares of its common stock in a registered offering to three institutional investors. Each share of Series 4 Preferred Stock is convertible at the option of the holder, at any time during its existence, into 2,000 shares of common stock at a conversion price of $0.50 per share of common stock, for a total of 40,000,000 common shares.

In connection with the offering, the investors received warrants to purchase up to 20,000,000 shares of common stock. The warrants have an exercise price of $0.6029 per warrant share, for total potential additional proceeds to the Company of approximately $12 million upon exercise of the warrants. The warrants are exercisable six months after issuance and terminate four years after the date of issuance.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of its outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, and general working capital.

Shares of the Series 4 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock and have no voting rights on general corporate matters.

The closing of the offering is expected to occur on April 6, 2010, at which time the Company will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq:RODM), acted as the exclusive placement agent for the offering. Trout Capital LLC provided financial advisory services.

A shelf registration statement relating to the shares of Series 4 Preferred Stock and warrants issued in the offering (and the shares of common stock issuable upon conversion of the Series 4 Preferred Stock and exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”). The shelf registration statement was automatically effective upon filing with the SEC. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting the Company at the following address: Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of Series 4 Preferred Stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include the risk that the purchase and sale of the Series 4 Preferred Stock and related warrants might not be consummated, investors might not exercise their warrants, the Company might not be able to continue to raise additional capital as needed to fund its operations, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors